UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2021

KENNEDY-WILSON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33824	26-0508760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 S El Camino Drive Beverly Hills, California	90212
(Address of principal executive offices)	(Zip Code)

(310) 887-6400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $.0001 par value	KW	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

Tender Offer for 5.875% Senior Notes due 2024

On January 27, 2021, Kennedy-Wilson Holdings, Inc. (“Kennedy Wilson”) issued a press release announcing that it has commenced a cash tender offer (the “Tender Offer”) for up to $1.0 billion aggregate principal amount of its 5.875% Senior Notes due 2024 (the “2024 Notes”). The Tender Offer is being made only pursuant to the Offer to Purchase, dated January 27, 2021 (the “Offer to Purchase”), which sets forth the terms and conditions of the Tender Offer. This Current Report on Form 8-K is neither an offer to purchase nor the solicitation of an offer to sell any 2024 Notes. The foregoing is qualified by reference to the press release announcing the commencement of the Tender Offer filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Public Offering of Senior Notes

On January 27, 2021, Kennedy Wilson also issued a press release announcing a proposed public offering of $1.0 billion aggregate principal amount notes, consisting of senior notes due 2029 (the “2029 Notes”) and senior notes due 2031 (the “2031 Notes” and, together with the 2029 Notes, the “Notes”). Kennedy Wilson intends to use the net proceeds from the offering of the Notes, together with cash on hand, to repurchase or redeem up to $1.0 billion aggregate principal amount of 2024 Notes pursuant to the Tender Offer described above or pursuant to the indenture governing the 2024 Notes, and to pay related transaction expenses. If the offering of Notes is completed and less than $1.0 billion aggregate principal amount of 2024 Notes are duly tendered and purchased in the Tender Offer, then Kennedy Wilson intends to redeem an aggregate principal amount of 2024 Notes that will cause the total principal amount of 2024 Notes purchased in the Tender Offer or redeemed to be at least $1.0 billion.

The Notes are being offered pursuant to an effective registration statement under the Securities Act of 1933, as amended. The offering is being made only pursuant to a prospectus supplement and accompanying prospectus relating to such registration statement. This Current Report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy any Notes. The foregoing is qualified by reference to the press release announcing the proposed offering filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Fourth Quarter and Full Year 2020 Rent Collections

As of January 21, 2021, Kennedy Wilson had collected a total of 94% of its share of fourth quarter rents and has collected 96% of its share of full year 2020 rents from its properties in its global investment portfolio. Such collection rates may not be indicative of collections in any future period.

Transaction Activity

Subsequent to the quarter ended September 30, 2020 and through January 25, 2021, Kennedy Wilson and its equity partners sold a total of 38 properties at an aggregate sales price of approximately $989 million. Kennedy Wilson had a weighted average ownership interest of 68% in these properties. These dispositions generated cash of approximately $526 million for Kennedy Wilson and gains on sale to Kennedy Wilson of approximately $304 million. In addition, subsequent to the quarter ended September 30, 2020, Kennedy Wilson and its equity partners acquired a eight properties and completed three loan investments at an aggregate purchase price of approximately $402 million. Kennedy Wilson has a weighted average ownership interest of 37% in these properties, and Kennedy Wilson’s total equity investment in these acquisitions was approximately $97 million (including closing costs).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Kennedy Wilson dated January 27, 2021.

99.2	Press Release of Kennedy Wilson dated January 27, 2021.

104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the interactive data file because its XBRL tags are embedded within the inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer

Date: January 27, 2021